As filed with the Securities and Exchange Commission on August 29, 2005


                                                            FILE NO. 70-10270

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                AMENDMENT NO. 3

                                       TO

                                    FORM U-1

                            APPLICATION-DECLARATION

                                     UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ------------------------------

                             Allegheny Energy, Inc
                           Monongahela Power Company
                      Allegheny Energy Service Corporation
                              800 Cabin Hill Drive
                              Greensburg, PA 15601
                     --------------------------------------

                             Allegheny Energy, Inc.
                              800 Cabin Hill Drive
                              Greensburg, PA 15601


 (Name of top registered holding company parent of each applicant or declarant)

       The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

 Kathryn L. Patton                   Clifford M. Naeve
 Deputy General Counsel              William C. Weeden
 Allegheny Energy, Inc.              Kathleen Barron
 800 Cabin Hill Drive                Skadden, Arps, Slate, Meagher & Flom LLP
 Greensburg, PA  15601               1440 New York Avenue, NW
                                     Washington, D.C. 20005

         Allegheny Energy, Inc. ("Allegheny") hereby amends its
Application/Declaration filed with the Securities and Exchange Commission ("Commission") in File No. 70-10270 on December 1, 2004, as amended December 22, 2004 and June 14, 2005.

ITEM 6.    EXHIBITS AND FINANCIAL STATEMENTS

A.       Exhibits

         A Articles of incorporation and by-laws of Mountaineer and MGS (incorporated by reference to Exhibits 3.1 through 3.2 for each of these companies set forth in Allegheny's Form U5S for the year ended December 31, 2003, File No.
                  30-00081)

         B        Acquisition Agreement (previously filed)

         D-1 Application to the West Virginia Public Service Commission (previously filed)

         D-2 Order of the West Virginia Public Service Commission dated August 24, 2005

         F-1      Preliminary Opinion of Counsel

         F-2      Past Tense Opinion of Counsel (to be filed by amendment)

         H        Proposed Form of Notice (previously filed)

         I        Transition Services Agreement (previously filed)

         J Amended and Restated Partnership Agreement (previously filed in paper copy, confidential treatment requested)

B.       Financial Statements

         FS-1 Consolidated Balance Sheet of Allegheny Energy, Inc. as of December 31, 2004 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2004, File No. 1-267)

         FS-2 Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2004 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2004, File No. 1-267)

         FS-3 Consolidated Balance Sheet of Monongahela Power Company as of December 31, 2004 (incorporated by reference to Monongahela's Form 10-K for the fiscal year ended December 31, 2004, File No. 1-5164)

         FS-4 Consolidated Statement of Income of Monongahela Power Company for the year ended December 31, 2004 (incorporated by reference to Monongahela's Form 10-K for the fiscal year ended December 31, 2004, File No. 1-5164)

         FS-5 Consolidated Balance Sheet of Allegheny Energy, Inc. as of June 30, 2005 (incorporated by reference to Allegheny's Form 10-Q for the three months ended June 30, 2005, File No. 1-267)

         FS-6 Consolidated Statement of Income of Allegheny Energy, Inc. for the three months ended June 30, 2005 (incorporated by reference to Allegheny's Form 10-Q for the three months ended June 30, 2005, File No. 1-267)

         FS-7 Consolidated Balance Sheet of Monongahela Power Company as of June 30, 2005 (incorporated by reference to Monongahela's Form 10-Q for the three months ended June 30, 2005, File No. 1-5164)

         FS-8 Consolidated Statement of Income of Monongahela Power Company for the three months ended June 30, 2005 (incorporated by reference to Monongahela's Form 10-Q for the three months ended June 30, 2005, File No. 1-5164)




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


                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Applicants have duly caused this Application to be signed on their behalf by the undersigned thereunto duly authorized.



Date:    August 29, 2005

                                 Allegheny Energy, Inc.


                                 By:      /s/ Kathryn L. Patton
                                          ---------------------
                                 Title:   Deputy General Counsel of
                                          Allegheny Energy, Inc.


                                 Monongahela Power Company


                                 By:      /s/ Kathryn L. Patton
                                          ---------------------
                                 Title:   Deputy General Counsel of
                                          Monongahela Power Company



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